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                                                                      EXHIBIT 21


                                  SUBSIDIARIES

         The Company owns 100% of the stock of High Street Banking Company, a North Carolina corporation (the "Bank").

         The Bank owns 100% of the stock of High Street Investment Services, Inc., a North Carolina corporation.